Exhibit 99.1

Enerpac Tool Group Reports Second Quarter Fiscal 2022 Results

Second Quarter of Fiscal 2022 Continuing Operations Highlights*

  Net sales were $137 million, representing a 16% year-over-year increase in core sales
  GAAP operating margin was 3.3% and adjusted operating margin was 8.5%
  Adjusted EBITDA margin was 12.0%
  GAAP diluted earnings per share (“EPS”) was $0.03 and adjusted diluted EPS was $0.14
  Leverage (Net Debt to Adjusted EBITDA) was 0.6x at February 28, 2022
  Suspended sales into Russia in March to ensure compliance with sanctions imposed by NATO nations
  Updated full year guidance for fiscal 2022
  Launching ASCEND transformation program and announcing new share repurchase authorization to enhance shareholder value

  *This news release contains financial measures in accordance with US Generally Accepted Accounting Principles (“GAAP”) in addition to non-GAAP financial measures. Reconciliations of the GAAP to non-GAAP historical financial measures can be found in the tables accompanying this release.

MILWAUKEE--(BUSINESS WIRE)--March 23, 2022--Enerpac Tool Group Corp. (NYSE: EPAC) (the “Company”) today announced results for its fiscal second quarter ended February 28, 2022.

“We are pleased to have achieved year-over-year core growth in all regions and encouraged by the sequential growth over the first quarter, despite the ongoing supply chain and logistic challenges,” said Paul Sternlieb, Enerpac Tool Group’s President & CEO. “We continue to see improvements in demand across several of our end markets but remain cautious as we head into the back half of our fiscal year given the continuing supply chain challenges and the very dynamic macroeconomic environment.”

Consolidated Results from Continuing Operations
(US$ in millions, except per share)
	Three Months Ended		Six Months Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
Net Sales	$136.6	$120.7	$267.5	$240.1
Net Income	$2.1	$3.6	$5.3	$8.4
Diluted Earnings Per Share	$0.03	$0.06	$0.09	$0.14
Adjusted Diluted Earnings Per Share	$0.14	$0.06	$0.30	$0.15

  Consolidated net sales for the second quarter of fiscal 2022 were $136.6 million compared to $120.7 million in the prior year second quarter. Core sales improved 16% year over year, with product sales up 16% and service revenues up 13%. The impact from foreign currency exchange rates decreased net sales by 2% in the quarter.
  Fiscal 2022 second quarter net income and diluted earnings per share were $2.1 million and $0.03, respectively, compared to net income and diluted EPS of $3.6 million and $0.06, respectively, in the second quarter of fiscal 2021. Fiscal 2022 second quarter net income included:
    A restructuring charge of $1.8 million ($1.7 million, or $0.03 per share, after tax) attributable to further actions to flatten and simplify the organizational structure;
    Impairment & divestiture charges of $1.1 million ($0.8 million, or $0.01 per share, after tax) related to intangible assets from historical acquisitions;
    Business review charges of $2.5 million ($2.3 million, or $0.04 per share, after tax) related to external support for the deep dive business review;
    Senior leadership transition charges of $1.7 million ($1.6 million, or $0.03 per share, after tax); and
    Tax expense of $0.2 million ($0.00 per share) related to equity compensation deferred tax adjustments.
  Fiscal 2021 second quarter net income included an impairment & divestiture charge of $0.4 million ($0.3 million, or $0.01 per share, after tax), restructuring charges of $0.6 million ($0.6 million, or $0.01 per share, after tax); and tax benefits of $0.6 million ($0.01 per share) related to equity compensation deferred tax adjustments.
  Excluding the items detailed above, adjusted diluted EPS was $0.14 for the second quarter of fiscal 2022 compared to $0.06 in the comparable prior year period.
  Consolidated net sales for the six months ended February 28, 2022 were $267.5 million, compared to $240.1 million in the comparable prior year period. Core sales increased 13% year over year, while the net impact of foreign currency decreased net sales 1%.
  Fiscal 2022’s first half net income and diluted EPS were $5.3 million and $0.09, respectively, compared to net income and diluted EPS of $8.4 million and $0.14, respectively, in the comparable prior year period.
Industrial Tools & Services (IT&S)
(US$ in millions)
	Three Months Ended		Six Months Ended
	February 28, 2022	February 28, 2021	February 28, 2022	February 28, 2021
Net Sales	$125.9	$112.7	$247.3	$224.9
Operating Profit	$12.6	$13.9	$30.6	$31.0
Adjusted Op Profit (1)	$15.7	$14.9	$35.3	$32.2
Adjusted Op Profit % (1)	12.4%	13.2%	14.3%	14.3%

(1) Excludes $1.5 million of restructuring charges, $1.1 million of impairment & divestiture charges and $0.4 million of senior leadership transition charges in the second quarter of fiscal 2022 compared to $0.6 million of restructuring charges and $0.4 million of impairment & divestiture charges in the second quarter of fiscal 2021. The six months ended February 28, 2022 excludes $3.1 million of restructuring charges, $1.1 million of impairment & divestiture charges and $0.4 million of senior leadership transition charges compared to $0.7 million of restructuring charges and $0.5 million of impairment & divestiture charges in the prior year period.

  Second quarter fiscal 2022 net sales were $125.9 million, 12% higher than the prior fiscal year’s second quarter net sales. Core sales increased 14% year over year.
  The increase in revenue is attributable to the global market recovery from the COVID-19 pandemic and to a lesser extent the impact of pricing actions taken to offset inflationary pressures.
  Adjusted operating profit margin decreased year over year to 12.4% primarily due to lower service mix/utilization and additional receivable reserves.

Corporate Expenses and Income Taxes from Continuing Operations

  Corporate expenses were $8.4 million and $6.3 million for the second quarter of fiscal 2022 and fiscal 2021, respectively.
  Adjusted corporate expenses(2) of $4.3 million for the second quarter of fiscal 2022 were $2.0 million lower than the comparable prior year period, primarily resulting from lower equity/incentive compensation and insurance costs.
  The fiscal 2022 second quarter adjusted effective income tax rate from continuing operations of approximately 18% was higher than the second quarter fiscal 2021 adjusted rate of approximately 16%.

(2) Excludes approximately $0.3 million of restructuring charges, $2.5 million of business review charges, and $1.3 million of senior leadership transition charges in the second quarter of fiscal 2022. There were no comparable charges in the second quarter of fiscal 2021.

Discontinued Operations

Discontinued operations represent the impacts from certain retained liabilities associated with the divestiture of the former EC&S segment on October 31, 2019.

Balance Sheet and Leverage
(US$ in millions)
	Period Ended
	February 28, 2022	November 30, 2021	February 28, 2021
Cash Balance	$133.4	$126.5	$115.3
Debt Balance	$175.0	$175.0	$210.0
Net Debt to Adjusted EBITDA**	0.6	0.7	2.1

Net debt at February 28, 2022 was approximately $42 million (total debt of $175 million less $133 million of cash), which decreased approximately $6 million from November 30, 2021. Net Debt to Adjusted EBITDA from continuing operations was 0.6x at February 28, 2022.

**Calculated in accordance with the terms of the Company’s March 2019 Senior Credit Facility

ASCEND Launch and Share Repurchase Authorization

In a separate release this morning, the Company announced the launch of the ASCEND transformation program focused on driving accelerated growth and EBITDA to enhance shareholder value. The Company also announced that the Board of Directors authorized a new share repurchase program of up to 10 million shares of the Company's common stock.

Outlook

Mr. Sternlieb continued, “As we move into the back half of our fiscal year, our focus is on successfully executing on our new ASCEND transformation program and accelerating shareholder value creation. Despite the strong quarter, the turmoil of global events in the last month and the resulting macroeconomic challenges have created second half headwinds and uncertainty in our markets, and as such we are adjusting our full year guidance for fiscal 2022.

“Factors such as the stronger US Dollar, which accounts for roughly half of the impact to our new net sales guidance, continued inflationary pressures, continued supply chain disruptions as well as greater supply chain difficulties resulting from the Russia-Ukraine conflict and, to a lesser extent product sold directly into Russia which has been suspended to comply with sanctions, have caused us to revise our full year sales guidance, to a new range of $560 to $580 million. While we have some potential tailwinds that could help support growth, we remain cautious. We continue to expect incremental EBITDA margins*** of 35% to 45% excluding the impact of foreign currency.”

***Incremental (or decremental) adjusted EBITDA margin is equivalent to the change in adjusted EBITDA divided by the change in Net Sales for the comparable periods.

Conference Call Information

An investor conference call is scheduled for 10:00 am CT today, March 23, 2022. Webcast information and conference call materials, including an earnings presentation, are available on the Enerpac Tool Group company website (www.enerpactoolgroup.com).

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Among other risks and uncertainties, Enerpac Tool Group’s results are subject to risks and uncertainties arising from general economic conditions, supply chain risk, material and labor cost increases, the COVID-19 pandemic, including the impact of the pandemic or related government responses on the Company’s business, the businesses of the Company’s customers and vendors, and employee mobility, and whether site-specific health and safety concerns related to COVID-19 might require operations to be halted for some period of time, volatile oil pricing, variation in demand from customers, the impact of geopolitical activity on the economy, including the invasion of Ukraine by Russia and international sanctions imposed in response thereto, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, the impact of restructurings, the ability of the Company to achieve its plans or objectives related to the ASCEND program, including any assumptions underlying its calculation of expected incremental EBITDA, operating margin risk due to competitive pricing and operating efficiencies, tax law changes, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K for the fiscal year ended August 31, 2021 filed with the Securities and Exchange Commission for further information regarding risk factors. Enerpac Tool Group disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

Non-GAAP Financial Information

This press release contains financial measures that are not measures presented in conformity with GAAP. These non-GAAP measures include EBITDA from continuing operations, adjusted EBITDA from continuing operations, adjusted earnings from continuing operations, adjusted diluted earnings per share from continuing operations, adjusted operating profit from continuing operations, segment adjusted operating profit, free cash flow and net debt. This press release includes reconciliations of historical non-GAAP measures to the most comparable GAAP measure, including in the tables attached to this press release. This press release does not include a quantitative reconciliation of non-GAAP measures presented for any future period as such a reconciliation is not practicable. Such future-period measures are presented in a manner consistent with the presentation thereof for historical periods. Management believes the non-GAAP measures presented in this press release are commonly used financial measures for investors to evaluate Enerpac Tool Group’s operating performance and financial position with respect to the periods presented and, when read in conjunction with the condensed consolidated financial statements, present a useful tool to evaluate ongoing operations and provide investors with metrics they can use to evaluate aspects of the Company’s performance from period to period. In addition, these are some of the financial metrics management uses in internal evaluations of the overall performance of the Company’s business. Management acknowledges that there are many items that impact a company’s reported results and the adjustments reflected in these non-GAAP measures are not intended to present all items that may have impacted these results. In addition, these non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies.

About Enerpac Tool Group

Enerpac Tool Group Corp. is a premier industrial tools and services company serving a broad and diverse set of customers in more than 100 countries. The Company’s businesses are global leaders in high pressure hydraulic tools, controlled force products and solutions for precise positioning of heavy loads that help customers safely and reliably tackle some of the most challenging jobs around the world. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Enerpac Tool Group common stock trades on the NYSE under the symbol EPAC. For further information on Enerpac Tool Group and its businesses, visit the Company's website at www.enerpactoolgroup.com.

(tables follow)

Enerpac Tool Group Corp.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	February 28,	August 31,
	2022	2021
Assets
Current assets
Cash and cash equivalents	$133,430	$140,352
Accounts receivable, net	113,460	103,233
Inventories, net	89,479	75,347
Other current assets	37,694	38,503
Total current assets	374,063	357,435

Property, plant and equipment, net	46,480	48,590
Goodwill	273,437	277,593
Other intangible assets, net	48,608	54,545
Other long-term assets	78,874	82,084

Total assets	$821,462	$820,247

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable	$66,422	$61,958
Accrued compensation and benefits	20,852	21,597
Income taxes payable	6,270	5,674
Other current liabilities	46,772	45,535
Total current liabilities	140,316	134,764

Long-term debt, net	175,000	175,000
Deferred income taxes	5,540	4,397
Pension and postretirement benefit liabilities	16,805	17,783
Other long-term liabilities	70,778	76,105
Total liabilities	408,439	408,049

Shareholders' equity
Capital stock	16,669	16,604
Additional paid-in capital	208,022	202,971
Treasury stock	(667,732)	(667,732)
Retained earnings	957,348	953,339
Accumulated other comprehensive loss	(101,284)	(92,984)
Stock held in trust	(3,089)	(3,067)
Deferred compensation liability	3,089	3,067
Total shareholders' equity	413,023	412,198

Total liabilities and shareholders' equity	$821,462	$820,247

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Earnings
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Net sales	$136,599	$120,654	$267,502	$240,084
Cost of products sold	76,618	65,878	147,895	130,044
Gross profit	59,981	54,776	119,607	110,040

Selling, general and administrative expenses	50,668	45,883	99,145	89,593
Amortization of intangible assets	1,881	2,136	3,886	4,272
Restructuring charges	1,832	649	4,569	859
Impairment & divestiture charges	1,116	401	1,116	539
Operating profit	4,484	5,707	10,891	14,777

Financing costs, net	755	1,338	1,716	3,055
Other expense, net	271	784	751	1,058
Earnings before income tax expense	3,458	3,585	8,424	10,664

Income tax expense	1,337	1	3,118	2,258
Net earnings from continuing operations	2,121	3,584	5,306	8,406
Loss from discontinued operations, net of income taxes	(900)	(402)	(1,297)	(626)
Net earnings	$1,221	$3,182	$4,009	$7,780

Earnings per share from continuing operations
Basic	$0.04	$0.06	$0.09	$0.14
Diluted	0.03	0.06	0.09	0.14

Loss per share from discontinued operations
Basic	$(0.01)	$(0.01)	$(0.02)	$(0.01)
Diluted	(0.01)	(0.01)	(0.02)	(0.01)

Earnings per share*
Basic	$0.02	$0.05	$0.07	$0.13
Diluted	0.02	0.05	0.07	0.13

Weighted average common shares outstanding
Basic	60,387	59,938	60,324	59,874
Diluted	60,689	60,269	60,655	60,180

*The total of Earnings per share from continuing operations and Loss per share from discontinued operations may not equal Earnings per share due to rounding.

Enerpac Tool Group Corp.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	February 28,	February 28,	February 28,	February 28,
	2022	2021	2022	2021
Operating Activities
Cash provided by operating activities - continuing operations	$9,181	$4,608	5,241	13,500
Cash provided by (used in) operating activities - discontinued operations	222	(29)	(564)	(254)
Cash provided by operating activities	$9,403	$4,579	4,677	13,246

Investing Activities
Capital expenditures	(1,537)	(3,725)	(4,830)	(5,630)
Proceeds from sale of property, plant and equipment	30	548	163	595
Cash used in investing activities - continuing operations	(1,507)	(3,177)	(4,667)	(5,035)
Cash provided by investing activities - discontinued operations	-	-	-	-
Cash used in investing activities	$(1,507)	$(3,177)	(4,667)	(5,035)

Financing Activities
Borrowings on revolving credit facility	10,000	-	15,000	10,000
Principal repayments on revolving credit facility	(10,000)	(45,000)	(15,000)	(55,000)
Stock options, taxes paid related to the net share settlement of equity awards & other	(1,915)	(1,625)	(3,223)	(1,799)
Payment of cash dividend	-	-	(2,409)	(2,394)
Cash used in financing activities - continuing operations	$(1,915)	$(46,625)	(5,632)	(49,193)
Cash provided by financing activities - discontinued operations	-	-	-	750
Cash used in financing activities	$(1,915)	$(46,625)	(5,632)	(48,443)

Effect of exchange rate changes on cash	916	1,909	(1,300)	3,316

Net cash increase (decrease) from continuing operations	6,675	(43,285)	(6,358)	(37,412)
Net cash increase (decrease) from discontinued operations	222	(29)	(564)	496
Net increase (decrease) from cash and cash equivalents	$6,897	$(43,314)	(6,922)	(36,916)
Cash and cash equivalents - beginning of period	126,533	158,568	140,352	152,170
Cash and cash equivalents - end of period	$133,430	$115,254	$133,430	$115,254

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures
(Dollars in thousands)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Sales
Industrial Tool & Services Segment	$112,175	$112,739	$133,400	$134,811	$493,125	$121,313	$125,940	$-	$-	$247,253
Other	7,255	7,915	9,749	10,616	35,535	9,590	10,659	-	-	20,249
Total	$119,430	$120,654	$143,149	$145,427	$528,660	$130,903	$136,599	$-	$-	$267,502

% Sales Growth
Industrial Tool & Services Segment	-17%	-9%	44%	31%	8%	8%	12%	-	-	10%
Other	-35%	-21%	8%	28%	-8%	32%	35%	-	-	33%
Total	-19%	-10%	41%	31%	7%	10%	13%	-	-	11%

Operating Profit from Continuing Operations
Industrial Tool & Services Segment	$17,362	$14,880	$25,304	$26,772	$84,318	$19,646	$15,654	$-	$-	$35,300
Other	(1,662)	(1,834)	14	(968)	(4,450)	(1,257)	334	-	-	(923)
Corporate / General	(6,282)	(6,289)	(5,808)	(6,535)	(24,915)	(5,486)	(4,309)	-	-	(9,795)
Adjusted operating profit	$9,418	$6,757	$19,510	$19,269	$54,953	$12,903	$11,679	$-	$-	$24,582
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	-	(1,116)
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	-	-	(4,569)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	-	-	-
Executive transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	(37)	-	-	(3,796)
Business review charges	-	-	-	-	-	-	(2,500)	-	-	(2,500)
Sr.Leadership transition charges	-	-	-	-	-	-	(1,710)	-	-	(1,710)
Operating profit	$9,069	$5,707	$22,747	$13,589	$51,113	$6,407	$4,484	$-	$-	$10,891

Adjusted Operating Profit %
Industrial Tool & Services Segment	15.5%	13.2%	19.0%	19.9%	17.1%	16.2%	12.4%	-	-	14.3%
Other	-22.9%	-23.2%	0.1%	-9.1%	-12.5%	-13.1%	3.1%	-	-	-4.6%
Adjusted Operating Profit %	7.9%	5.6%	13.6%	13.2%	10.4%	9.9%	8.5%	-	-	9.2%

EBITDA from Continuing Operations (1)
Earnings from continuing operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$-	$-	$5,306
Financing costs, net	1,716	1,338	1,340	870	5,266	961	755	-	-	1,716
Income tax expense (benefit)	2,258	1	(4,390)	5,895	3,763	1,781	1,337	-	-	3,118
Depreciation & amortization	5,458	5,507	5,473	5,173	21,611	5,175	4,986	-	-	10,161
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$-	$-	$20,301

Adjusted EBITDA from Continuing Operations (1)
Industrial Tool & Services Segment	$21,002	$18,210	$28,873	$30,421	$98,506	$22,996	$19,260	$-	$-	$42,256
Other	(740)	(942)	897	(133)	(918)	(263)	1,225	-	-	962
Corporate / General	(5,659)	(5,788)	(5,327)	(6,121)	(22,896)	(5,135)	(4,091)	-	-	(9,226)
Adjusted EBITDA	$14,603	$11,480	$24,443	$24,167	$74,692	$17,598	$16,394	$-	$-	$33,992
Impairment & divestiture charges	(139)	(401)	-	(5,659)	(6,198)	-	(1,116)	-	-	(1,116)
Restructuring charges	(210)	(649)	(1,571)	37	(2,392)	(2,737)	(1,832)	-	-	(4,569)
Gain on sale of facility, net of transaction charges	-	-	5,359	-	5,359	-	-	-	-	-
Executive transition & board search charges (2)	-	-	(551)	(58)	(609)	(3,759)	(37)	-	-	(3,796)
Business review charges	-	-	-	-	-	-	(2,500)	-	-	(2,500)
Sr.Leadership transition charges	-	-	-	-	-	-	(1,710)	-	-	(1,710)
EBITDA	$14,254	$10,430	$27,680	$18,487	$70,852	$11,102	$9,199	$-	$-	$20,301

Adjusted EBITDA %
Industrial Tool & Services Segment	18.7%	16.2%	21.6%	22.6%	20.0%	19.0%	15.3%	-	-	17.1%
Other	-10.2%	-11.9%	9.2%	-1.3%	-2.6%	-2.7%	11.5%	-	-	4.8%
Adjusted EBITDA %	12.2%	9.5%	17.1%	16.6%	14.1%	13.4%	12.0%	-	-	12.7%

Notes:
(1) EBITDA represents net earnings from continuing operations before financing costs, net, income tax (benefit) expense, and depreciation & amortization. EBITDA is not a calculation based upon GAAP. The amounts included in the EBITDA and Adjusted EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings. EBITDA and adjusted EBITDA should not be considered as alternatives to net earnings, operating profit or operating cash flows. The Company has presented EBITDA and adjusted EBITDA because it regularly reviews these performance measures. In addition, EBITDA and adjusted EBITDA are used by many of our investors and lenders, and are presented as a convenience to them. The EBITDA and adjusted EBITDA measures presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.
(2) Caption updated from "Corporate development & board search fees" used during Fiscal 2021. Costs included have not been altered.

Enerpac Tool Group Corp.
Supplemental Unaudited Data
Reconciliation of GAAP Measures to Non-GAAP Measures (Continued)
(Dollars in thousands, except for per share amounts)
	Fiscal 2021					Fiscal 2022
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
Adjusted Earnings (3)
Net Earnings	$4,598	$3,182	$25,031	$5,266	$38,077	$2,788	$1,221	$-	$-	$4,009
Loss from Discontinued Operations, net of income tax	(224)	(402)	(226)	(1,283)	(2,135)	(397)	(900)	-	-	(1,297)
Earnings from Continuing Operations	$4,822	$3,584	$25,257	$6,549	$40,212	$3,185	$2,121	$-	$-	$5,306
Impairment & divestiture charges	139	401	-	5,659	6,198	-	1,116	-	-	1,116
Restructuring charges	210	649	1,571	(37)	2,392	2,737	1,832	-	-	4,569
Gain on sale of facility, net of transaction charges	-	-	(5,359)	-	(5,359)	-	-	-	-	-
Executive transition & board search charges	-	-	551	58	609	3,759	37	-	-	3,796
Business review charges	-	-	-	-	-	-	2,500	-	-	2,500
Sr. leadership transition charges	-	-	-	-	-	-	1,710	-	-	1,710
Net tax effect of reconciling items above	(15)	(100)	2,647	(548)	1,984	42	(805)	-	-	(763)
Other income tax (benefit) expense	-	(632)	(7,523)	-	(8,155)	-	210	-	-	210
Adjusted Earnings from Continuing Operations	$5,156	$3,902	$17,144	$11,681	$37,881	$9,723	$8,721	$-	$-	$18,444

Adjusted Diluted Earnings per share (3)
Net Earnings	$0.08	$0.05	$0.41	$0.09	$0.63	$0.05	$0.03	$-	$-	$0.09
Loss from Discontinued Operations, net of income tax	(0.00)	(0.01)	(0.00)	(0.02)	(0.04)	(0.01)	(0.01)	-	-	(0.02)
Earnings from Continuing Operations	$0.08	$0.06	$0.42	$0.11	$0.67	$0.05	$0.02	$-	$-	$0.07
Impairment & divestiture charges, net of tax effect	0.00	0.01	-	0.08	0.09	-	0.01	-	-	0.01
Restructuring charges, net of tax effect	0.00	0.01	0.02	0.00	0.03	0.04	0.03	-	-	0.07
Gain on sale of facility, net of transaction charges, net of tax effect	-	-	(0.04)	0.00	(0.04)	-	-	-	-	-
Executive transition & board search charges, net of tax effect	-	-	0.01	0.00	0.01	0.06	0.00	-	-	0.06
Business review charges, net of tax effect	-	-	-	-	-	-	0.04	-	-	0.04
Sr. leadership transition charges, net of tax effect	-	-	-	-	-	-	0.03	-	-	0.03
Other income tax (benefit) expense	-	(0.01)	(0.12)	-	(0.14)	-	0.00	-	-	0.00
Adjusted Diluted Earnings per share from Continuing Operations	$0.09	$0.06	$0.28	$0.19	$0.63	$0.16	$0.14	$-	$-	$0.30

Free Cash Flow (4)
Cash (used in) provided by operating activities	$8,667	$4,579	$11,643	$29,294	$54,183	$(4,726)	$9,403	$-	$-	$4,677
Capital expenditures	(1,905)	(3,725)	(3,874)	(2,515)	(12,019)	(3,293)	(1,537)	-	-	(4,830)
Proceeds from sale of property, plant and equipment	47	548	21,806	8	22,409	133	30	-	-	163
Other	(2)	(518)	4,937	182	4,599	-	1	-	-	1
Free Cash Flow	$6,807	$884	$34,512	$26,969	$69,172	$(7,886)	$7,897	$-	$-	$11

Notes continued:
(3) Adjusted earnings from continuing operations and adjusted diluted earnings per share represent net earnings and diluted earnings per share per the Condensed Consolidated Statements of Earnings net of charges or credits for items to be highlighted for comparability purposes. These measures are not calculated based upon generally accepted accounting principles (GAAP) and should not be considered as an alternative to net earnings or diluted earnings per share or as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Enerpac Tool Group companies.
(4) Free cash flow primarily represents the operating cash flow, proceeds from the sale of property, plant and equipment combined with capital expenditures.

For all reconciliations of GAAP measures to Non-GAAP measures, the summation of the individual components may not equal the total due to rounding. With respect to the earnings per share reconciliations the impact of share dilution on the calculation of the net earnings or loss per share and discontinued operations per share may result in the summation of these components not equaling the total earnings per share from continuing operations.

Contacts

Bobbi Belstner
Senior Director, Investor Relations and Strategy
262.293.1912